                            BOSTON PROPERTIES, INC.

                              8 ARLINGTON STREET
                               BOSTON, MA 02116

                               -----------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1998
                               -----------------

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Boston Properties, Inc. (the "Company") will be held on Wednesday, May 6, 1998 at 1:00 p.m. at 599 Lexington Avenue, New York, New York for the following purposes:

  1. To elect one Class I Director of the Company to serve until the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualified; and

  2. To ratify the selection of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1998; and

  3. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

  Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

  The Board of Directors has fixed the close of business on Monday, March 16, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's shares of common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

  You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors

                                          William J. Wedge, Esq.
                                          Secretary

Boston, Massachusetts
March 31, 1998

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                            BOSTON PROPERTIES, INC.

                              8 ARLINGTON STREET
                               BOSTON, MA 02116

                               -----------------
                                PROXY STATEMENT
                               -----------------

                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1998

                                                                 March 31, 1998

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. (the "Company") for use at the 1998 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 6, 1998, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked (1) to vote upon the election of one Class I Director of the Company, (2) to ratify the selection of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1998, and (3) to act upon any other matters properly brought before them.

  This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about March 31, 1998. The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's shares of common stock, par value $.01 per share ("Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 61,694,041 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

  The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. A broker "non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

  A plurality of votes cast shall be sufficient for the election of directors (i.e., the nominee receiving the greatest number of votes will be elected). Abstentions and broker non-votes are not counted for purposes of the election of directors.

  The affirmative vote by the holders of the majority of the Common Stock present in person or represented by proxy and entitled to vote is required to ratify the Board of Directors' selection of the accounting firm of Coopers and Lybrand L.L.P. as the Company's independent auditor for the fiscal year ending December 31, 1998. An abstention is counted as a vote against and a broker non-vote is not counted for purposes of approving those matters.

  STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR CLASS I DIRECTOR OF THE COMPANY

NAMED IN THIS PROXY STATEMENT AND FOR THE RATIFICATION OF THE BOARD OF DIRECTORS' SELECTION OF THE ACCOUNTING FIRM OF COOPERS AND LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998. AT THE DATE THIS PROXY STATEMENT WENT TO PRESS, THE COMPANY DID NOT ANTICIPATE THAT ANY OTHER MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WOULD BE RAISED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

  A stockholder of record as of the Record Date may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

  The Company's 1998 Annual Report, including financial statements for the fiscal year ended December 31, 1997, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained by writing to the Secretary of the Company.

                       PROPOSAL 1: ELECTION OF DIRECTOR

INTRODUCTION

  The Board of Directors of the Company consists of five members who are divided into three classes. At the Annual Meeting, one Class I Director will be elected to serve until the 2001 Annual Meeting and until his successor is duly elected and qualified.

  The Board of Directors has nominated Mortimer B. Zuckerman to serve as the Class I Director (the "Nominee"). The Nominee is currently serving as a director of the Company. The Board of Directors anticipates that the Nominee will serve, if elected, as a director. However, if the person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters--Stockholder Proposals" for a summary of these requirements.

RECOMMENDATION

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE.

INFORMATION REGARDING THE NOMINEE, OTHER DIRECTORS AND EXECUTIVE OFFICERS

  The following biographical descriptions set forth certain information with respect to the Nominee for election as director at the Annual Meeting, each director who is not up for election and the executive officers who are not directors, based on information furnished to the Company by each director and officer.

 Nominee for Election as Director--Term Expiring 2001

  MORTIMER B. ZUCKERMAN. Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors of the Company. Mr. Zuckerman co-founded the Company in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is a graduate of McGill University, Montreal receiving an undergraduate degree in 1957 and a degree of law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and a Master of Law from Harvard University in 1962. Mr. Zuckerman serves as a Trustee for New York University, a Director and Member of the Executive Committee of WNET/Channel 13 New York, a Trustee of Memorial Sloan-Kettering Cancer Institute, a Trustee of the Institute for Advanced Studies at Princeton, a Member of the Harvard Medical School Board of Visitors, and a Member of the Council on Foreign Relations and the International Institute for Strategic Studies. He is also Chairman and Editor-in-Chief of U.S. News & World Report, Chairman of The Atlantic Monthly magazine, Chairman and Co-Publisher of the New York Daily News and Chairman of the Board of Applied Graphics Technologies
(AGT) and a member of the Board of Directors of Snyder Communications. He is 60 years old.

 Incumbent Directors--Term Expiring 1999

  ALAN J. PATRICOF. Mr. Alan J. Patricof serves as a Director of the Company. Mr. Patricof is Chairman of the Board of Directors of Patricof & Co. Ventures, Inc., the company that he founded in 1969. He has more than 30 years of investment experience with a particular expertise in portfolio management. Mr. Patricof was Chairman of the White House Commission on Small Business and a member of the Blue Ribbon Commission of the National Association of Corporate Directors. He also serves as a director of Cellular Communications International, Inc., CoreComm Incorporated, Healthcare Direct, Inc., Johnny Rockets Group, Inc., Medscape, Inc., and NTL Incorporated. Mr. Patricof received a BS in finance from Ohio State University and an MBA from Columbia University Graduate School of Business. He is 63 years old.

  MARTIN TURCHIN. Mr. Martin Turchin serves as a Director of the Company. Since 1985, Mr. Turchin has served as Vice-Chairman of Insignia/Edward S. Gordon Co., Inc., a subsidiary of Insignia Financial Group, one of the nation's largest commercial real estate brokerage and management firms. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. Mr. Turchin is a three time recipient of the Real Estate Board of New York's "Most Ingenious Deal of the Year Award." Mr. Turchin attended City College of the University of New York and St. John's Law School. He is 56 years old.

 Incumbent Directors--Term Expiring 2000

  EDWARD H. LINDE. Mr. Edward H. Linde serves as President, Chief Executive Officer and a Director of the Company. Mr. Linde co-founded the Company in 1970 after spending five years at Cabot, Cabot & Forbes where he became Vice President and Senior Project Manager. Mr. Linde serves as Chairman of the Board of Directors of the Massachusetts Government Land Bank and Co-Chairman of the Massachusetts Development Finance Agency. He is also a member of the Board of Directors of the CareGroup and the Beth Israel Deaconess Medical Center, an Overseer of the Boston Symphony Orchestra, and a member of the Board of Fellows of the Harvard Medical School. Mr. Linde is a member of the Board of Applied Graphics Technologies (AGT). He received a BS in Civil Engineering from MIT in 1962 and an MBA from Harvard Business School, where he was a Baker Scholar, in 1964. He is 56 years old.

  IVAN G. SEIDENBERG. Mr. Ivan G. Seidenberg serves as a Director of the Company. Mr. Seidenberg is Vice Chairman, President and Chief Operating Officer of Bell Atlantic. Prior to the merger of Bell Atlantic and NYNEX, Mr. Seidenberg was Chairman and Chief Executive Officer of NYNEX where he held various positions since 1991. Mr. Seidenberg is a member of the Board of Directors of AlliedSignal Inc., American Home Products Corp., The Conference Board, CVS Corp., Pace University, The Museum of Television and Radio, The New York Hall of Science, The New York Hospital, Viacom, Inc. and Bell Atlantic. He is Chairman of the Federal Communications Commission's Network Reliability and Interoperability Council and a member of the Council on Foreign Relations and the Lincoln Center Consolidated Fund Committee. Mr. Seidenberg received a BA in mathematics from City University of New York and an MBA from Pace University. He is 51 years old.

 Executive Officers Who Are Not Directors

  RAYMOND A. RITCHEY. Mr. Raymond A. Ritchey serves as Executive Vice President, and is in charge of acquisitions and development for the Company. Prior to his appointment in April 1998 to such position he served as Senior Vice President and Co-Manager of the Washington, D.C. office of the Company. In his current position, Mr. Ritchey is responsible for all marketing and new opportunity origination in the Washington, D.C. area and directly oversees similar activities for the Company on a national basis. Mr. Ritchey joined the Company in 1980, leading the Company's expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining the Company, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 47 years old.

  ROBERT E. BURKE. Mr. Robert E. Burke serves as Executive Vice President-Operations of the Company, with responsibility for administrative policy and day-to-day control of operations for the Company. Prior to his appointment in April 1998 to such position he served as Senior Vice President and Co-Manager of the Washington, D.C. office of the Company. He joined the Company in 1979 to open its Washington area office, serving as General Manager in charge of operations of that office. Prior to 1979, Mr. Burke spent over seven years as General Manager of the John Fitzgerald Kennedy Library Corporation. He received both a BS from Bates College and a Bachelor of Civil Engineering degree from Rensselaer Polytechnic Institute. He is 60 years old.

  DAVID R. BARRETT. Mr. David R. Barrett serves as Senior Vice President and Manager of the Boston office of the Company. He joined the Company in 1976 after six years as a principal in a consulting firm specializing in housing and urban development and after serving as Special Assistant to the Administrator of the Housing and Development Administration of the City of New York. He has been involved in all aspects of developing the Company's portfolio of properties and was directly responsible for the approval, design, construction and leasing of the Cambridge Center development in East Cambridge, Massachusetts. Mr. Barrett received a BA from Columbia College in 1963 and an LLB with honors from Harvard Law School in 1966 where he was an editor of the Harvard Law Review. He is 56 years old.

  ROBERT E. SELSAM. Mr. Robert E. Selsam serves as Senior Vice President and Manager of the New York office of the Company. He joined the Company in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam serves as Secretary and member of the Executive Committee of the New York Building Congress, is Executive Vice President and past Co-Chairman of the Associated Builders and Owners of New York, a member of the Executive Committee of the Association for a Better New York, and Vice President and Trustee of the New York Foundation for Architecture. He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. Mr. Selsam has had direct involvement in all aspects of the Company's New York activities, including development, leasing and building operations. He is 51 years old.

  DAVID G. GAW. Mr. David G. Gaw serves as Senior Vice President and Chief Financial Officer of the Company, where he oversees a 47-person accounting, control and financial management department. He joined the Company in 1982 and has been involved in the Company's financial operations since then, including administering the Company's financings and banking relationship. From 1978 to 1982 he served as Vice President for the Norwood Group. Mr. Gaw received a BSBA and an MBA from Suffolk University in 1983. He is 46 years old.

BOARD OF DIRECTORS AND ITS COMMITTEES

  The Company is managed by a five member Board of Directors, a majority of whom are independent of the Company's management (the "Independent Directors"). The Company's Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. The Board is composed of one Class I director, two Class II directors (Messrs. Patricof and Turchin) and two Class III directors (Messrs. Linde and Seidenberg). The terms of the Class II and Class III directors will expire upon the election and qualification of directors at the annual meetings of stockholders held following the fiscal years ending December 31, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be reelected or elected for a full term of three years to succeed those directors whose terms are expiring.

  From June 23, 1997 (the date of the Company's initial public offering of Common Stock) through the end of that year, the Board of Directors met 3 times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he was a member.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee. The Board of Directors has established an Audit Committee consisting of Messrs. Patricof, Seidenberg and Turchin. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met once during 1997.

  Compensation Committee. The Board of Directors has established a Compensation Committee consisting of Messrs. Patricof, Seidenberg and Turchin. The Compensation committee determines compensation for the Company's executive officers. As the compensation of the Company's senior officers for 1997 was established at the time of the initial public offering of Common Stock, the Compensation Committee did not meet in 1997.

  The Board of Directors has also established (1) a Special Acquisitions and Finance Committee, which may authorize an acquisition or financing arrangement up to $25 million, the members of which are Messrs. Zuckerman and Linde, and
(2) a Significant Investments Committee, the members of which are Messrs. Zuckerman, Linde and Turchin (with each of Messrs. Patricof and Seidenberg available as alternate committee members), which may authorize, pursuant to a vote that includes the affirmative vote of an independent director, an acquisition or financing arrangement up to $200 million. The Special Acquisitions and Finance Committee and the Significant Investments Committee did not meet in 1997.

  The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

  The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  Directors. During 1997, the Company paid its non-employee directors a quarterly director's fee of $3,750 for their services. In addition, non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended in person, an additional fee of $1,000 for each committee meeting attended in person, unless the committee meeting is held on the day of a meeting of the Board of Directors, and a fee of $250 for each telephonic meeting attended. The Board has determined, after consultation with an independent compensation consultant, to increase the quarterly director's fee to $6,250 and to otherwise retain the current level and form of director compensation. Each non-employee director has made an election, in accordance with the Company's Stock Option and Incentive Plan and approved by the Board, to receive, on a deferred basis, shares of Common Stock in lieu of cash fees. Non-employee directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors are not paid any directors' fees. The non-employee directors received, upon initial election to the Board of Directors, an option to purchase 10,000 shares of Common Stock, and non-employee directors as of the 5th day after each annual meeting of shareholders will receive an option to purchase 5,000 shares of Common Stock. All of such options become exercisable over the two year period following the date of grant.

  Executive Officers. The following table sets forth the compensation paid in 1996 and the annual base salary rates and other compensation earned in 1997 by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                   ANNUAL COMPENSATION                AWARDS
                              --------------------------------  ------------------
                                                  OTHER ANNUAL      SECURITIES      ALL OTHER
NAME AND PRINCIPAL             SALARY      BONUS  COMPENSATION  UNDERLYING OPTIONS COMPENSATION
POSITION                 YEAR   ($)         ($)       ($)              (#)             ($)
------------------       ---- --------    ------- ------------  ------------------ ------------ ---
Edward H. Linde......... 1997 $150,000(1)     --    $12,960(2)       320,000(3)       $  144
 President and Chief Ex-
  ecutive Officer        1996    7,000        --     12,378(2)           --              --
Raymond A. Ritchey...... 1997 $250,000(1) $55,000   $ 1,039          200,000(3)       $4,144(4)
 Senior Vice President.. 1996  292,423        --        --               --            4,150(4)
Robert E. Burke......... 1997 $250,000(1) $40,000   $ 2,398          160,000(3)       $4,144(4)
 Senior Vice President.. 1996  313,023        --        --               --            4,150(4)
David R. Barrett........ 1997 $240,000(1) $40,000   $ 1,660          120,000(3)       $4,144(4)
 Senior Vice President.. 1996  285,493        --        --               --            4,150(4)
Robert E. Selsam........ 1997 $221,500(1) $25,000       --            80,000(3)       $4,144(4)
 Senior Vice President.. 1996  220,324     42,654       --               --            4,150(4)

--------
(1) Represents rate of annual base salary for 1997 that was in effect following the completion of the Company's initial public offering of Common Stock.
(2) Represents the Company's contribution toward Mr. Linde's automobile expenses.
(3) These options were granted upon the consummation of the Company's inital public offering in June 1997. The Company awarded additional options to these officers on March 24, 1998. See "Compensation Committee Report on Executive Compensation." One third of these options are exercisable on each of the third, fourth and fifth anniversary of the Company's initial public offering of Common Stock.
(4) Includes the Company's matching contribution under its 401(k) plan ($4,000 per individual in both 1997 and 1996) and the Company's cost of term life insurance (approximately $144 and $150 per individual in 1997 and 1996, respectively).

  Option Exercises and Year-End Holdings. The following table sets forth the aggregate number of options granted in 1997 and the value of options held at the end of 1997 by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers.

                      OPTIONS GRANTS IN FISCAL YEAR 1997

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                         ANNUAL RATES OF
                                   PERCENT OF                              SHARE PRICE
                                 TOTAL OPTIONS                             APPRECIATION
                         OPTIONS   GRANTED TO   EXERCISE OR              FOR OPTION TERM
                         GRANTED   EMPLOYEES    BASE PRICE  EXPIRATION --------------------
NAME                     (#)(1)  IN FISCAL YEAR   ($/SH)       DATE      5%($)     10%($)
----                     ------- -------------- ----------- ---------- --------- ----------
Edward H. Linde......... 320,000      16.4%        25.00        (2)    5,030,400 12,748,800
Raymond A. Ritchey...... 200,000      10.3         25.00        (2)    3,144,000  7,968,000
Robert E. Burke......... 160,000       8.2         25.00        (2)    2,515,200   6,374,00
David R. Barrett........ 120,000       6.2         25.00        (2)    1,886,400  4,780,800
Robert E. Selsam........  80,000       4.1         25.00        (2)    1,257,600  3,187,200

--------
(1) One third of these options become exercisable on each of the third, fourth and fifth anniversary of the Company's initial public offering of Common Stock.
(2) The expiration date of the options is June 23, 2007.

  Mr. Zuckerman, Chairman of the Board, also received a grant of 320,000 options on the same terms and with the same realizable values as Mr. Linde.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

  Mr. Linde, as President and Chief Executive Officer, has an employment and noncompetition agreement with the Company (the "Employment Agreement"). Pursuant to the Employment Agreement, until the third anniversary of the Company's initial public offering of Common Stock, Mr. Linde will devote substantially all of his business time to the business and affairs of the Company. Mr. Linde receives an annual base salary of $150,000 and is eligible for bonus compensation, including stock options, to be determined in the discretion of the Board of Directors. Mr. Linde's employment with the Company may be terminated for "cause" by the Company for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the Employment Agreement, (3) fraud or other conduct against the material best interests of the Company, or (4) a conviction of a felony if such conviction has a material adverse effect on the Company. Mr. Linde may terminate his employment for "good reason," which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under the Employment Agreement or (2) an uncured breach by the Company of any of its material obligations under the Employment Agreement. If Mr. Linde's employment is terminated by the Company "without cause" or by Mr. Linde for "good reason," then Mr. Linde will be entitled to a severance amount equal to the product of (x) his base salary plus prior year's bonus multiplied by (y) the number of full and fractional years that the noncompetition agreement described below is in effect (but in any event at least one year's base salary plus prior year's bonus).

  The Employment Agreement prohibits Mr. Linde while he is a director or an officer of the Company and for one year thereafter, but in any event until the third anniversary of the Company's initial public offering of Common Stock, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with the Company's relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting the Company's tenants or employees. Pursuant to the Employment Agreement, however, Mr. Linde may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, Mr. Linde may participate as an officer or director of any charitable organization, and he may continue to own and operate the property known as Sumner Square, a four building office complex located in Washington, D.C., NW. The period that this noncompetition provision is in effect may be terminated prematurely by the Company, which will reduce the severance amount payable to Mr. Linde. In addition, the Employment Agreement provides that the noncompetition provision shall not apply if Mr. Linde's employment is terminated following certain changes of control of the Company; in such event, the severance amount payable to Mr. Linde will be determined by reference to the period of time that the noncompetition provision would have been in effect in the absence of such a change of control.

  Messrs. Barrett, Burke, Ritchey and Selsam have employment agreements with the Company similar to that of Mr. Linde, except that the geographic scope of their noncompetition provisions is limited to the Company's markets at the time of termination of their employment. In addition, Mr. Zuckerman is a party to an agreement with the Company that contains noncompetition provisions of the same scope and duration as the noncompetition provisions of Mr. Linde's Employment Agreement. The Company will continue to be subject during the term of Mr. Selsam's employment to an agreement dated August 10, 1995 pursuant to which (1) he was paid $35,000 on August 1, 1997 and (2) he is paid 5% of the management fees earned on 90 Church Street, New York, New York, a property managed by the Company.

SHARE PERFORMANCE GRAPH

  The following graph provides a comparison of cumulative total stockholder return for the period from June 1997 (the month during which the Common Stock was first publicly traded) through December 1997, among the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index (the "Equity REIT Index"), an industry index of

176 equity REITs (including the Company). The Share Performance Graph assumes an investment of $100 in each of the Company and the two indexes, and the reinvestment of any dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the Equity REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index were provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
            AMONG THE COMPANY, S&P 500 INDEX AND EQUITY REIT INDEX

Measurement period                The        S&P 500   Equity Reit
(Fiscal Year Covered)           Company       Index       Index
---------------------           --------     --------    --------
Measurement PT -
06/30/97                        $100.00      $100.00     $100.00

07/31/97                        $102.29      $107.96     $103.09
08/31/97                        $109.41      $101.91     $102.84
09/30/97                        $120.41      $107.49     $111.82
10/31/97                        $117.43      $103.90     $108.80
11/30/97                        $121.34      $108.71     $111.15
12/31/97                        $122.97      $110.58     $113.77


                      1997 STOCK OPTION AND INCENTIVE PLAN

  The Company adopted the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the "Plan") to provide incentives to attract and retain executive officers, directors, employees and other key personnel. The Plan is administered by the Compensation Committee. The maximum number of shares available for issuance under the Plan is 9.5% of the total number of shares of Common Stock and units of limited partnership of Boston Properties Limited Partnership, the Company's operating partnership subsidiary (the "OP Units"), other than OP Units owned by the Company, outstanding from time to time.

                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

  Objectives of Executive Compensation. The Company's executive compensation program aims to retain and reward executives who have the motivation, experience and skills necessary to lead the Company effectively and continue its long-term growth and profitability. To achieve this objective the Company intends to utilize a combination of base salary, annual cash bonuses, and option grants to compensate executive officers.

  Compensation Committee Procedures. The Compensation Committee of the Board of Directors is composed of the Board's three non-employee directors (the "Compensation Committee"). The Compensation Committee reviews and approves the Company's executive compensation plan as well as specific compensation levels for executive officers. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, after financial statements for such year become available. At that time, bonuses, if any, are generally awarded.

  The Compensation Committee exercises its independent discretion in determining the compensation of the Named Executive Officers. With respect to the compensation of the Named Executive Officers, other than Mr. Edward H. Linde, the Compensation Committee reviews the recommendation of Mr. Linde. During 1997, the Company engaged an experienced, independent compensation consultant to review executive compensation matters. These matters included total compensation amounts as well as the relative allocation of compensation between base salary, annual incentives and long-term incentives. The independent consultant also compared the compensation of the Company to a peer group of 30 real estate investment trusts of similar size and makeup (the "Peer Group"). The Committee considered the report prepared by the independent consultant in designing the Company's compensation program.

  Each element of the Company's compensation of the Named Executive Officers is discussed separately below. A specific discussion regarding the compensation of the Chief Executive Officer and the Chairman of the Board of Directors follows that discussion.

  Base Salary. The base salary of each Named Executive Officer is targeted to be between the median level and the seventy-fifth percentile of base salaries for executives with comparable experience in comparable public real estate companies. Base salaries for 1997 were determined prior to the Company's initial public offering and prior to the formation of the Compensation Committee. Accordingly, the Compensation Committee took no action with respect to such determinations. Based on the Committee's philosophy as stated above and the review of the Company's salaries as compared to the Peer Group, the Committee approved 1998 base salaries for Mr. Ritchey, Mr. Burke, Mr. Barrett and Mr. Selsam of $260,000, $260,000, $250,000 and $230,000, respectively.

  Cash Bonuses. The Company intends to provide annual performance awards to the Named Executive Officers in the form of cash bonuses. These bonuses will be designed to reward executives and management for the annual growth of the Company. Annual cash bonuses are based upon the achievement of individual and Company-wide performance goals. The Compensation Committee intends that annual growth in Funds from Operations ("FFO") will be the principal Company-wide performance measure that is used to determine the maximum bonus to which each Named Executive Officer will be entitled, and that the achievement of individual performance will be used to determine whether each officer will be rewarded with that maximum bonus or some lesser amount. The Committee intends to set threshold, target, and maximum levels of FFO growth for 1998 and to set an allocation between Company and individual performance for each officer. The Committee intends that aggregate cash compensation (base plus bonus) will be at approximately the seventy-fifth percentile of cash compensation paid by comparable companies in the event that target performance is achieved.

  The Compensation Committee awarded cash bonuses to the Company's Named Executive Officers other than Mr. Linde for the fiscal year ended December 31, 1997 as follows: Mr. Ritchey, $55,000; Mr. Burke, $40,000; Mr. Barrett, $40,000; and Mr. Selsam, $25,000. Bonuses for 1997 were not determined based on the achievement of pre-established goals for 1997 as the Compensation Committee was not formed until after the Company's initial public offering. Rather, the Committee made its determination for 1997 based on its review of
(i) compensation at comparable companies as reported in the report of the independent compensation consultant described above, and (ii) the Company's performance following the initial public offering.

  Stock Options. The Committee intends to provide long-term incentives through grants of stock options. In the future the Company intends to grant stock options annually on the basis of Company performance and individual contributions to Company performance. In connection with the Company's initial public offering, Messrs. Ritchey, Burke, Barrett and Selsam were granted stock options to purchase 200,000, 160,000, 120,000, and 80,000 shares of Common Stock, respectively, at the initial public offering price of $25.00 per share. One third of these options become exercisable on each of the third, fourth and fifth anniversary of the initial public offering. The stock options granted in conjunction with the initial public offering were determined prior to the formation of the Compensation Committee. Accordingly, the Compensation Committee took no action with respect to such determinations. Based on the Committee's review of Company and individual performance for 1997, on March 24, 1998 the Committee granted Messrs. Ritchey, Burke, Barrett and Selsam options to purchase 150,000, 100,000, 75,000 and 75,000 shares of Common Stock, respectively, at the then market price of $34.375 per share. One third of these options become exercisable on each of the first, second and third anniversaries of the date of their grant. In addition to these option grants to the Named Executive Officers and the option grants to Messrs. Zuckerman and Linde described below, on March 24, 1998 the Committee granted to other employees of the Company options to purchase 808,500 shares of Common Stock at the then market price of $34.375 per share.

  Compensation of the Chief Executive Officer and the Chairman of the Board. Mr. Edward H. Linde serves as CEO and received a base salary of $150,000 for 1997 following the initial public offering. This amount was determined prior to the Company's initial public offering and prior to the formation of the Compensation Committee. Accordingly, the Compensation Committee took no action with respect to such determination. Mr. Linde entered into an employment agreement with the Company prior to the creation of the Compensation Committee. The employment agreement specifies his base salary for 1998 and therefore the Compensation Committee took no action with respect to this determination.

  Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors and a non-executive officer and received no salary for 1997 following the initial public offering. The determination to pay Mr. Zuckerman no salary was made prior to the Company's initial public offering and prior to the formation of the Compensation Committee. Accordingly, the Compensation Committee took no action with respect to such determination.

  For the fiscal year ended December 31, 1997, no cash bonuses were awarded to Mr. Zuckerman or Mr. Linde. Although Messrs. Linde and Zuckerman have agreed to receive little or no cash compensation, the Committee believes that they should be rewarded for their efforts, and given incentives to continue their efforts, through significant stock option grants. Accordingly, on March 24, 1998 the Committee granted to each of Messrs. Linde and Zuckerman options to purchase 1,000,000 shares of Common Stock. These options have an exercise price of $34.375 per share and will vest in five equal annual installments beginning on the first anniversary of the date of their grant.

  Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the named executive officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to
Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance. The Company did not pay any compensation during 1997 which would be subject to Section 162(m).

                   Submitted by the Compensation Committee:

Alan J. Patricof
Ivan G. Seidenberg
Martin Turchin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company has established a Compensation Committee consisting of Messrs. Seidenberg, Patricof and Turchin. None of them has served as an officer or employee of the Company or has any other business relationship or affiliation with the Company, except his service as a director. None of such persons had any relationships with the Company requiring disclosure under applicable rules and regulations.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

  The following table sets forth the beneficial ownership of Common Stock (including Common Stock that may be issued in exchange for OP Units presented for redemption) for (1) directors and executive officers of the Company, (2) each person who beneficially owns more than five percent or more of the outstanding shares of Common Stock of the Company and (3) directors and executive officers of the Company as a group. Except as indicated below, the indicated person owns all of such stock directly and has sole voting and investment power. The following information is as of March 2, 1998.

                             NUMBER OF SHARES AND   PERCENTAGE
                                   OP UNITS           OF ALL
                              BENEFICIALLY OWNED   COMMON STOCK PERCENT OF ALL
NAME OF BENEFICIAL OWNER     AFTER THE OFFERING(2) AND OP UNITS COMMON STOCK(3)
------------------------     --------------------- ------------ ---------------
Mortimer B. Zucker-
 man(1)(4)(6)...............       8,957,894          11.18%         12.92%
Edward H. Linde(1)(5)(6)....       7,020,714           8.76          10.41
Alan J. Patricof(1).........           5,000              *              *
Ivan G. Seidenberg(1).......             500              *              *
Martin Turchin(1)(7)........           4,000              *              *
Robert E. Burke(1)(8).......         286,048              *              *
Raymond A. Ritchey(1)(9)....         286,048              *              *
David R. Barrett(1)(10).....         169,381              *              *
Robert E. Selsam(1)(11).....           9,000              *              *
FMR Corp.(12)...............       2,968,600           3.71           4.81
Capital Growth Management
 Limited Partnership(13)....       2,251,500           2.81           3.65
All directors and executive
 officers as a group
 (10 persons)...............      16,812,618          20.98%         22.15%

--------
*  Less than 1%
(1) Address: c/o Boston Properties, Inc., 8 Arlington Street, Boston, Massachusetts 02116.
(2) Except as otherwise noted, the reported ownership consists solely of beneficial ownership of Common Stock and not OP Units or securities exercisable for Common Stock.
(3) Assumes that all the OP Units held by the person are presented to the Operating Partnership for redemption and acquired by the Company for shares of Common Stock. The total number of shares of Common Stock outstanding used in calculating the percentage assumes that none of the OP Units held by other persons are similarly acquired for Common Stock.
(4) Includes 7,666,124 OP Units including 2,136,312 OP Units held by certain trusts. Includes 1,291,770 shares of Common Stock.
(5) Includes 5,722,943 OP Units including 2,135,854 OP Units held by certain trusts. Includes 1,297,771 shares of Common Stock including 6,000 shares of Common Stock held by a trust.
(6) Excludes 21,600 of the OP Units owned by Square 36 Properties Limited Partnership ("Square 36"). Messrs. Zuckerman and Linde control the general partner of Square 36 but do not have an economic interest in such OP Units and cannot dispose of such OP Units without the consent of an unaffiliated limited partner of Square 36.
(7) 3,000 shares are held by a family trust and 1,000 shares are held by Mr. Turchin's wife.
(8) Includes 37,926 OP Units held by a limited liability company of which the reporting person is the managing member.
(9) Includes 35,600 OP Units held by a limited liability company of which the reporting person is the managing member.
(10) Includes 23,600 OP Units held by a limited liability company of which the reporting person is the managing member.
(11) Includes 8,000 OP Units.
(12) Information regarding FMR Corp. is based on a Schedule13G filed by FMR Corp. with the Securities and Exchange Commission (the "SEC") on February14, 1998. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.
(13) Information regarding Capital Growth Management Limited Partnership ("CGM") is based on a Schedule 13G filed by CGM with the SEC on February12, 1998. CGM's address is One International Place, Boston, Massachusetts 02110.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were satisfied.

                             CERTAIN TRANSACTIONS

  Prior to the Company's initial public offering of Common Stock, Messrs. Zuckerman and Linde made loans totaling $40.5 million to entities that owned certain development properties and parcels of land that the Company succeeded to the ownership of at the completion of the Company's initial public offering of Common Stock. Such loans bore interest at an annual rate of 9.25%, which interest was capitalized over the period that such loans have been outstanding. At the completion of the initial public offering of Common Stock, the balance of such loans was approximately $42.8 million, which balance was repaid at the completion of the initial public offering with amounts drawn under an unsecured line of credit.

  Prior to the initial public offering of Common Stock, the Company historically performed certain personal tax and accounting services for Messrs. Zuckerman and Linde as well as providing legal and real estate advice with respect to the property in which Messrs. Zuckerman and Linde hold ownership interests but which was not contributed to the Company. During the period from the completion of the initial public offering of Common Stock on June 23, 1997 through December 31, 1997, the Company continued to provide to Messrs. Zuckerman and Linde certain of these services, which are not intended to be part of their compensation. The Company's employees have estimated the amount of time that was spent on these services. Based on the portion of each employee's time spent providing these services and such employee's total compensation, including benefits, but not including any allocation of overhead, the Company estimates that the cost allocable to these services was approximately $150,000 in the aggregate. Messrs. Zuckerman and Linde have agreed to reimburse the Company for this total estimated cost. During the months following the Company's initial public offering of Common Stock, the level of such services provided by Company personnel diminished substantially from historical levels, and the Company and Messrs. Zuckerman and Linde expect the level of such services to continue to diminish during 1998.

         PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of Coopers & Lybrand L.L.P. to serve as independent auditors of the Company for the fiscal year ending December 31, 1998. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since the initial public offering of Common Stock in June 1997 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

  Although the Company is not required to submit the ratification and approval of the selection of its independent auditors to a vote of stockholders, the Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Coopers & Lybrand L.L.P., the directors will consider the vote and the reasons therefor in future decisions on the selection of independent auditors.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

  The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock.

STOCKHOLDER PROPOSALS

  Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 1999 Annual Meeting must be received by the Company on or before December 1, 1998 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

  Any stockholder proposals intended to be presented at the Company's 1999 Annual Meeting, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company no later than February 20, 1999, nor prior to January 6, 1999, together with all supporting documentation required by the Company's Amended and Restated Bylaws provided that such meeting is held not earlier than April 6, 1999 and not later than July 3, 1999. In the event that the Company's 1999 Annual Meeting is held before April 6, 1999 or after July 3, 1999, such stockholder proposals must be received in writing at the executive office of the Company not later than the close of business on the later of (1) the 75th day prior to the scheduled date of such Annual Meeting or (2) the 15th day following the day on which the Company publicly announces the date of the Annual Meeting.

OTHER MATTERS

  The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

  REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.